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                                                                   Exhibit 10.17

                           CORPORATE BRANDS AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into as of this 30th day of March, 2004, by and between ALBERTSON'S, INC., a Delaware corporation, with principal offices located at 250 Parkcenter Boulevard, Boise Idaho 83706 (hereafter referred to as "Albertson's"), and COFFEE HOLDING COMPANY, INC., a(n), Nevada corporation with its principal office located at 4401 First Avenue, Brooklyn, NY 11232 (hereinafter referred to as "Supplier").

         It is agreed as follows:

         1. Supply Relationship.

                  (a) Supplier offers to sell and ship CANNED COFFEE in packaged, saleable condition to Albertson's as Albertson's may choose to order for the Products specified by Albertson's and agreed to by Supplier for Albertson's private label brands as designated by Albertson's ("Products"), on the terms and conditions set forth below. Supplier shall not divert, sell or salvage the Products to any other third party.

                  (b) This Agreement is not intended to bind Albertson's to purchase any specific quantity of Product or to bind Supplier to make available any specific quantity of Products. This Agreement is intended to define the terms on which any Product is purchased and accepted.

                  (c) Supplier warrants that the terms and conditions of sale herein offered to Albertson's by Supplier are being offered on proportionally equal terms to other customers of Supplier in competition with Albertson's for Products of like type and quantity and that during all shortages, pro-rates, and/or other sales restrictions Albertson's shall receive prompt notice and its equal and fair share of product offered for sale by Supplier to others.

         2. Payment Terms. Payment Terms of the gross invoice amount to Albertson's with respect to Products shall be 2% / 15 NET 35 DAYS of Albertson's receipt of Products and funds are considered received by Supplier when funds are wired by Albertson's

         3. Product Compliance with Laws and Specifications. Supplier agrees to comply with all applicable federal, state, and local laws, rules, and regulations regarding its performance under this Agreement, including but not limited to, those laws related to payment of employee-related taxes, such as social security, FICA, and workers' compensation and wage and hour laws. Supplier is strictly prohibited from utilizing any undocumented workers to perform any of its duties hereunder and shall keep on file Forms 1-9 and related documentation for all of its employees. Supplier's Products and/or all packaging provided hereunder are hereby guaranteed, as of the date of shipment or delivery, (a) not to be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of applicable federal or state laws or municipal ordinance in which the definitions of adulteration are substantially the same as those contained in the above Act;
(b) not to be Products which may not, under the provisions of section 405 or 505 of the said Act, be introduced into interstate commerce; and (c) comply in all respects with the pure food and drug laws of all states, including but not limited to California's Health and Safety Code, Section 25249.5 et. seq., as amended (commonly known as "Proposition 65"); the Federal Hazardous Substance Act; the Federal Insecticide; Fungicide and Rodenticide Act; and the Nutrition Labeling and Education Act. The Products comprising each shipment or delivery hereafter made by Supplier to Albertson's are hereby guaranteed, as of the date of such shipment or delivery, not to be misbranded.

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         4. Pricing Terms. Prices are listed on the attached Exhibit "A". In the event Supplier desires to make a pricing change to any Product provided hereunder, Supplier shall provide Albertson's with written documentation which substantiates any requested pricing change. Price changes will only be considered if changes are a direct result of a substantial increase in raw good acquisition costs for materials needed to produce the finished Product. Any request for a price increase shall be provided at least sixty (60) days in advance of the requested implementation date. Albertson's reserves the right to request additional information reasonably necessary to evaluate the validity of a proposed price increase. Any price increase shall be effective only after Albertson's has reviewed Supplier's documentation, and supplemental information, if requested, and only upon Albertson's written approval. The prices offered or quoted by Supplier to Albertson's shall include all duties and all sales, excise, or similar taxes and charges which are now, or may hereafter be, levied, imposed or charged (whether by federal, state, municipal or other public authority) with respect to the sales of the Products hereunder. Supplier shall pay all such duties, taxes, and surcharges levied, imposed or charged for Product sold under this Agreement without any additional charge to Albertson's.

         5. Electronic Data Interchange / Electronic Funds Transfer. Albertson's requires suppliers to transmit invoices via electronic data interchange or other mutually acceptable electronic format (i.e., PC upload or EIS) (generically "EDI") and to receive payment for invoices by way of an electronic funds transfer (e.g. wire transfer or automatic clearing house) (generically "EFT"). Supplier is solely responsible for Supplier's technical upgrade costs or other similar expenses related to EDI/EFT processes which may be necessary for Supplier to communicate with Albertson's system. All EFT remittance information will be transmitted in an unbundled format.

         6. Deliveries. For shipments of Products by common or contract carrier, but not for shipments made under Albertson's backhaul program, Supplier will ensure that the bill of lading states: "SHIPPING COSTS HAVE BEEN PREPAID - CARRIER WILL HAVE NO RECOURSE AGAINST ALBERTSON'S", or words of similar effect and meaning. For Shipments of Products by common or contract carrier, title and risk of loss or damage to Products shall pass to Albertson's upon delivery thereof by Supplier at Albertson's destination as designated in the applicable purchase order.

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         7. Service Level. Supplier shall make deliveries of Products ordered by
Albertson's, F.O.B. Albertson's destination as designated in the applicable Purchase Order, SEVEN (7) TO TEN (10) calendar days after Supplier's receipt of such Purchase Order. Throughout the Term, Supplier will maintain a 98% Service Level. For purpose of this Agreement, "Service Level" means that Supplier shall, on the requested delivery date, supply Albertson's with all Product it may choose to order within mutually agreed upon lead times, set forth on the Purchase Order. For purposes of this Agreement, a 98% Service Level shall be measured by (a) comparing the total quantity of Products shipped and received by Albertson's to the total quantity ordered by Albertson's on any four (4) consecutive week basis, (as determined by total SKU's ordered to SKU's received) and by (b) comparing the total of requested delivery dates to the total actual delivery dates on the same consecutive four (4) week basis. If Supplier fails to maintain a 98% Service Level for any four (4) consecutive weeks, Albertson's shall put Supplier on notice that Supplier is in breach of its Service Level requirement. If Supplier's Service Level continues to be below 98% for another four (4) consecutive weeks (for a total of eight (8) consecutive weeks), as measured by both (a) the accuracy of amounts shipped and received compared to the amounts ordered and (b) the timeliness of deliveries, Albertson's reserves the right to terminate this Agreement upon seven (7) days written notice. Notwithstanding anything in this Agreement to the contrary, the provisions of
Section 13(a)(iv) shall not apply to Service Level breaches and only the provisions of this Section 7(b) shall control with respect to cure / termination rights hereunder. Supplier agrees to maintain adequate retail support with Albertson's retail stores and shall promptly notify Albertson's of any problems which may affect Service Level.

         8. Deduction Disputes. Supplier must bring to Albertson's attention in writing any deduction taken by Albertson's, which Supplier belies to be in error, within ninety (90) days of the deduction. Failure on the part of Supplier to dispute such deduction in writing within ninety (90) days of the deduction will forever bar Supplier from disputing such deduction.

         9. Manufacturer. Except where Supplier is the importer of the Product, Supplier shall be the actual manufacture of Products. No subcontracts, co-manufacturer, alternate manufacturer or co-op agreements may be entered or used by Supplier or importer, as applicable, unless the name, quantities, quality type, code of products and actual manufacturer's and or packer's name is supplied as part of this Agreement, and is previously approved in writing by Albertson's.

         10. Quality. All Product purchased hereunder shall conform to the quality specifications governing production of Product for Albertson's and all applicable local, state and federal law and regulations. Supplier shall not change the ingredients, formulation, packaging or the location of the manufacturing facility of any Products without the prior written consent of Albertson's.. Within 12 months of the date of this contract, Supplier shall pay for Albertsons to audit any of the Supplier's manufacturing facilities that have not been audited by Albertsons.

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         11. Product Reclamation. Supplier aggress that all Products designated by Albertson's as damaged, out-of-code, or otherwise unsaleable (including voluntary and involuntary recalls) shall be sent to Albertson's reclamation center and Supplier agrees to abide by all applicable procedures established by Albertson's for this reclamation process. Supplier agrees to abide by Albertson's National Reclamation Policy.

         12. Term. The term of this Agreement shall be for one (1) year commencing on the date first above written and shall automatically renew for subsequent terms thereafter unless terminated as provided below.

         13. Termination. Either party may terminate this Agreement, in whole or as to any particular Product, at any time under one of the following options in which event the terms of this Section 13 shall apply:

                  (a) without cause upon ninety (90) days' advance written notice to the other party;

                  (b) immediately if the other party is or shall: (i) be or become insolvent or unable to pay its debts as they mature within the meaning of the United States Bankruptcy Code or any successor statute; or (ii) make an assignment for the benefit of its creditors; or (iii) file or have filed against it, voluntarily or involuntarily, a petition under the United States Bankruptcy Code or any successor statute unless such petition is stayed or discharged within ninety (90) days; or (iv) have a receiver appointed with respect to all or substantially all of its assets;

                  (c) upon thirty (30) days notice if the other party fails to fulfill any material obligation on its part to be performed under this Agreement, or is determined to be in breach of its representations and warranties in this Agreement in any material respect, provided the breaching party has not cured the breach within the thirty (30) days to the sole, reasonable satisfaction of the non-breaching party; provided, however, that there shall not be a default within the meaning of this
         Section 13 if the breaching party promptly commences to cure such breach within such thirty (30) day period and thereafter diligently pursues such cure to completion; provided further, however, that the period of cure shall in no event exceed sixty (60) days.

         In the event of Termination, notice to the other party shall be sent via certified mail to the address listed on page 1 (if to Albertson's: send to the attention of Vice President, Corporate Brands, with a copy of the notice sent to this attention of the Legal Department #74200B and if to Supplier; send to the attention of Andrew Gordon ____________________________________________).
Notice shall be deemed received four (4) calendar days after deposit into first class mail.

         Upon termination of this Agreement for any reason, all prices shall remain at the same level they were when notice was provided through the date of termination. In the event Albertson's terminates this Agreement in while or as to any particular Product without cause, or Supplier terminates this Agreement in whole or as to any particular Product for cause, Albertson's shall order through a wholesaler, or directly from Supplier, the existing supply of packed, labeled and cased salable Products. Notwithstanding the foregoing, Albertson's agrees to purchase not more than an average of ninety (90) day supply of Product calculated by summing the Products purchased by Albertson's during the immediately preceding four (4) fiscal quarters and dividing that sum by four
(4). In the event Albertson's terminates this Agreement for cause, or Supplier terminates this Agreement without cause, Albertson's, in its sole discretion, shall have the option to purchase or not, all or any part of the existing supply of packed, labeled and cased salable Products up to a maximum amount equal to the average ninety (90) day supply described above. In no event shall Albertson's be obligated to purchase packaging, raw or unlabeled Products.

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         14. Indemnification. Supplier agrees to indemnify, defend and hold
Albertson's, its affiliates, directors, associates, agents, and representatives harmless from and against any and all claims, demands, liabilities, damages, losses, costs and expenses, including, without limitation, costs and expenses of investigation and settlement and attorney's fees and expenses (collectively, "Claims"), to the extent such Claims are alleged to arise from: (i) any act or omission by Supplier, or its agents and/or brokers, relating to or affecting the condition, quality or character of any Product; (ii) the formulation of any Product violating any patent, trade secret or other proprietary right of any third party; (iii) trademark, copyright, trade dress or patent infringement,
(iv) a defect in the formulation of any Product causing illness, personal injury or death, provided that such Product has not been altered, adulterated or tampered with after leaving Suppliers possession; (v) the formulation of any Product by Supplier violating any applicable federal or state food and drug or consumer safety law, provided that such Product has not been altered, adulterated or tampered with after leaving Supplier's possession; or (vi) Supplier's performance under this Agreement or a breach by Supplier of any of its representations, warranties, covenants or obligations under this Agreement. Albertson's shall have the right to actively participate in the defense of any Claim including, selection of counsel, formulation of strategy, and approval of any settlement reached.

         15. Insurance. Supplier shall maintain (and shall cause each of its agents, independent contractors and subcontractors performing any services hereunder to maintain) at all times at its sole cost and expense at least the following insurance covering its obligations under this Agreement:

         Commercial General Liability including but not limited to (i) injury to person, (ii) damage to property, (iii) contractual liability coverage,
         (iv) personal and advertising injury liability (v) products liability coverage including a broad form vendor's endorsement (additional insured-vendor), in an amount not less than Five Million Dollars ($5,000,000) for each occurrence listing Albertson's, Inc., its affiliates and wholly-owned subsidiaries as an additional insured.

                  If and only if Supplier's agents, independent contractors, subcontractors or employees will deliver Products directly to Albertson's stores, warehouses or other facilities, Suppliers shall maintain or cause each of its agents, independent contractors and subcontractors performing any services hereunder to maintain Worker's Compensation at statutory limits and Employer's Liability at limits not less than One Million Dollars ($1,000,000) and Business Automobile Liability for owned, hired, and non-owned vehicles in an amount not less than Five Million Dollars ($5,000,000) for each accident listing Albertson's, Inc., its affiliates and wholly-owned subsidiaries as an additional insured.

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         This insurance shall be issued by companies licensed to do business in the state(s) where services are rendered. Upon execution of this Agreement and PRIOR to commencement of this Agreement, Supplier shall provide Albertson's with a Certificate of Insurance which shall indicate all insurance coverage required by the provisions herein and that Albertson's will be provided with thirty (30) days' written notice prior to substantial modification or cancellation of such policy. Such Certificate of Insurance shall be updated annually and shall be sent to: Albertson's, Inc., 250 Parkcenter Blvd., Boise, ID 83706, Attn: Records Center.

         Failure by Supplier to require and verify its agents and independent contractors compliance with the insurance requirements will be considered a breach of this Agreement.

         16. Intellectual Property. It is understood and agreed by and between the parties hereto that Albertsons' shall have all right, title and interest in and to the label, design, trademark, and trade name used on the Products, excluding registered trademarks which are the property of Supplier, and Supplier shall not claim any such rights in these items. All art, plates, negatives or designs prepared for Albertson's by either Albertson's, Supplier or Albertson's/Supplier's printer, lithographer, or bag, box or carton manufacturer shall be the property of Albertson's and shall remain Albertson's property upon notice of termination of this Agreement by either party. It is expressly agreed and understood that these items (and shipping) are inherent in the cost of doing business, and Albertson's shall not reimburse Supplier for these items.

         17. Diversity. Albertson's values relationships with suppliers that share our value of diversity in all aspects of running a good business. Albertson's is developing a goal centered, best in class diversity sourcing programs. It is Albertson's intent to engage in tier one suppliers in reporting on second tier spend which is done primarily with minority and women owned businesses. Albertson's Diversity Department will work with suppliers to develop a schedule of reporting/sharing of information, pertinent to diversity goals and purchasing activity. Requests for such information will be of a nature that enhances Albertson's efforts to meet our objectives in this strategic area of interest. Throughout the term of this Agreement, Supplier will be required to periodically report to Albertson's Supplier' diversity spend and such reports will be provided upon request in a format and containing contents which is mutually agreed upon by the parties.

         18. Supplies. Albertson's reserves the right to purchase and sell to Supplier all packaging supplies for its Products, labels, cartons, boxes or bags. These supplies are the property of Albertson's and sale of supplies shall be at a competitive price with Products of equal type and quality. These supplies may be used by Supplier only so long as this Agreement is in effect. No Products, trademarks, titles or prepacked labeled merchandise of Albertson's may be sold, salvaged, exported, or used by the Supplier without written consent or Albertson's.

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         19. Embargo or Bans. Albertson's shall not be held liable for product or packaging not delivered to Albertson's as a result of any government embargo, ban, prohibition or condemnation.

         20. Survival. All covenants, conditions, warranties, uncompleted obligations and indemnifications contained in this Agreement which may involve performance subsequent to any termination of this Agreement, or which cannot be ascertained or fully performed until after termination of this Agreement shall survive.

         21. Amendments and Conflicting Terms. Provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and signed by an authorized representative of each party. Without limitation, to the extent the terms and conditions or spirit of this Agreement conflict with the terms and conditions on any purchase order, shipping order form, bill of lading, receipt or the like, the terms and conditions of this Agreement shall be controlling.

         22. Attorneys' Fees. In the event of any claim, dispute, or legal proceeding arising out of or relating to this Agreement, the party prevailing in such dispute shall be entitled to recover all reasonable fees and expenses (including, without limitation, costs of investigation, reasonable attorneys' fees and litigation expenses) incurred in connection therewith.

         23. Entire Agreement. This Agreement is intended by the parties to be the entire agreement between the parties with respect to this specified Products and Products identified above and is inclusive of all understandings between the parties related to the subject matter hereof. No other agreements, whether oral, written or implied shall be of any force and effect.

         24. Assignment. This Agreement is binding upon the parties hereto, their successors and assigns. Notwithstanding anything to the contrary, in the event of sale, dissolution, acquisition, or merger of Supplier, Albertson's shall be notified pursuant to Section 13 within thirty (30) days and may, at its sole option, elect to terminate this Agreement. This Agreement may not be otherwise assigned without the prior written consent of Albertson's or Supplier as the case may require.

         25. Control. In the event of a dispute between Albertson's and Supplier as to amount due hereunder, Albertson's reporting and purchase records shall be used to calculate any amounts owed.

         26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed original, but all of which taken together shall constitute one and the same instrument.

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         27. Headings. The titles or section headings of the various provisions of this Agreement are intended solely for convenience and ease of reference and shall not in any manner amplify, limit, modify or otherwise be used in, the interpretation of any such provisions.

         28. Permits and Licensing. Supplier shall obtain and maintain, at its sole cost and expense, all permits and licenses required to provide the Products contemplated herein.

         29. Authorized Representatives. The undersigned represent that they are authorized to execute this Agreement on behalf of the parties named herein.

ALBERTSON'S, INC.                                   COFFEE HOLDING COMPANY, INC.
On behalf of itself and its affiliates and wholly-owned subsidiaries


By: /s/ J. Sean McKinless                           By: /s/ Andrew Gordon
    ---------------------                               -----------------
    J. Sean McKinless                                   Andrew Gordon
    Group Vice President, Strategic                     President and CEO
    Procurement

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                                   Exhibit "A"

[List of prices for and quantities of various coffee blends to be supplied to various Albertson's distribution centers by Supplier]

*

* Confidential information has been has been omitted pursuant to a request for confidential treatment and filed separately with the U.S. Securities and Exchange Commission. Such information consists of the entirety of Exhibit A (two pages).